Exhibit 10.10

March 6, 2014

True Science

500 E. Shore Drive Ste 120

Eagle, ID 83616

Dear John Newland,

We are pleased to offer you employment with True Science (“the Company”) as Chief Financial Officer, commencing as soon as possible, but your acceptance is required prior to March 11, 2014. Your annual salary will be $215,000.

You will be paid a signing bonus of $58,000, 50% of it will be paid by April 7, 2014 and 50% paid by June 15, 2014.

As a full-time employee at the Director level, you will be eligible for an annual bonus of 50% of your base salary. Bonuses are dependent on the Company meeting its financial goals and objectives, standard for those employees eligible.

Company employees currently purchase their own individual or family health insurance. As part of this offer, the Company will pay for your monthly premiums, within reason. This amount will be added to your bi-monthly paycheck. We are in the process of going to a group policy very soon.

Your employment is considered “at will”, meaning that you or the Company can sever employment at any time for any reason, with or without cause. If you are asked to leave without cause the company will provide three months of severance pay at your full salary amount.

While employed at True Science you will have 4 weeks fo paid vacation.

You agree that, during the term of your employment with the Company, you will not engage in any other employment or business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment. In addition, you agree to abide by company rules and regulations.

To indicate your acceptance of this offer, please sign and date this letter in the space below and return to myself.

500 E. Shore Dr., Ste 120, Eagle Idaho 83616 | www.VetlQ.com

This offer expires 14 days from the date of this letter. We look forward to having you join True Science.

Sincerely,

/s/ Cord Christensen
Cord Christensen
CEO

Agreed and accepted

Name:	/s/ John Newland
John Newland

Date: 3/6/14

500 E. Shore Dr., Ste 120, Eagle Idaho 83616 | www.VetlQ.com